Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 filed on March 17, 2006 and related Prospectus of Chicago Mercantile Exchange Holdings Inc. for the registration of debt securities, Class A common stock, preferred stock and warrants and to the incorporation by reference therein of our reports dated February 10, 2006, with respect to the consolidated financial statements and schedules of Chicago Mercantile Exchange Holdings Inc., Chicago Mercantile Exchange Holdings Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Chicago Mercantile Exchange Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
March 17, 2006